Exhibit 5

CERTILMAN BALIN ADLER & HYMAN, LLP
90 Merrick Avenue
East Meadow, New York 11554
(516) 296-7000

                                   July 8, 2009

Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, New York 11104

Ladies and Gentlemen:

We are acting as counsel to Steven Madden, Ltd., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 2,864,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”). The Shares are to be issued by the Company upon the exercise or vesting of certain stock-based awards (the “Awards”) to be granted pursuant to the Company’s 2006 Stock Incentive Plan as amended and restated effective May 22, 2009 (the “Stock Incentive Plan”).

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have assumed, without investigation, the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued upon the exercise or vesting of the Awards in accordance with the terms of the Stock Incentive Plan, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Certilman Balin Adler & Hyman, LLP